UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  October 17, 2011

HALLIBURTON COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-03492	No. 75-2677995
(Commission File Number)	(IRS Employer Identification No.)

3000 North Sam Houston Parkway East Houston, Texas	77032
(Address of Principal Executive Offices)	(Zip Code)

(281) 871-2699
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN REPORT

Item 2.02.  Results of Operations and Financial Condition

On October 17, 2011, registrant issued a press release entitled “Halliburton Announces Third Quarter Earnings of $0.94 Per Diluted Share From Continuing Operations, Excluding an Asset Impairment Charge”

The text of the Press Release is as follows:

HALLIBURTON ANNOUNCES THIRD QUARTER EARNINGS
OF $0.94 PER DILUTED SHARE FROM CONTINUING OPERATIONS, EXCLUDING AN ASSET IMPAIRMENT CHARGE
Reported income from continuing operations of $0.92 per diluted share

HOUSTON, Texas – Halliburton (NYSE:HAL) announced today that income from continuing operations for the third quarter of 2011 was $867 million, or $0.94 per diluted share, excluding a $19 million, after-tax, or $0.02 per diluted share, impairment charge on an asset held for sale in the Europe/Africa/CIS region. This compares to income from continuing operations for the second quarter of 2011 of $747 million, or $0.81 per diluted share, excluding employee separation costs of $8 million, after-tax, or $0.01 per diluted share.

Halliburton’s consolidated revenue in the third quarter of 2011 was $6.5 billion, compared to $5.9 billion in the second quarter of 2011. Consolidated operating income was $1.3 billion in the third quarter of 2011, compared to $1.2 billion in the second quarter of 2011. Strong growth in the Western Hemisphere accounted for the majority of these increases.

“I am extremely pleased with our third quarter results, as we set company records for revenue and operating income. North America continues to deliver very strong growth in revenue and profitability, while international profitability recovered at the rate we expected. Compared to the second quarter, our Completion and Production division grew revenue and operating income by 11% and 16%, respectively, and our Drilling and Evaluation division grew revenue and operating income by 9% and 14%, respectively,” said Dave Lesar, chairman, president, and chief executive officer.

“North America revenue and operating income grew sequentially by 13% and 14%, respectively, compared to United States rig count growth of 6%, with incremental operating margin of greater than 30%. Incremental operating margin was negatively impacted by cost increases for materials, logistics and labor, as well as weather in the Marcellus and water shortages in the Mid-Continent. Operating income in North America exceeded $1.0 billion for the first time in our company’s history. The sequential improvements were primarily driven by strong activity in the Bakken, Eagle Ford, and Permian Basin areas, along with the seasonal recovery in Canada.

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Halliburton/Page 2

“International revenue grew 7% from the prior quarter, with 23% operating income growth compared to international rig count growth of 2%. We set company records for revenue in the third quarter in both our Latin America and Middle East/Asia regions. The strong sequential operating income growth was driven by improved activity in Latin America and Asia. Project delays in Iraq and the shutdown in Libya continued to have a negative impact on results in the third quarter. In Iraq, we started operating three rigs near the end of the quarter, and we expect to have six rigs by the end of the fourth quarter. Libya is in an assessment phase and is expected to make a positive contribution in 2012. Other Eastern Hemisphere markets continue to show gradual progress primarily as a result of volume increases, as international pricing remains very competitive.

“The recent drop in oil prices and related declines in equity markets have been unsettling to investors. Despite short-term macroeconomic concerns, I continue to believe in the long-term prospects for our business. Our international business continues to show gradual recovery as activity increases. In North America, we see several meaningful differences from prior cycles, including a high level of oil-directed activity, an increased presence of large international customers, and strong credit availability that provide us continued confidence in the resiliency of the North America market.

“Globally, as field development becomes increasingly complex, we expect the demand for oil services will continue to grow. We anticipate the execution of our strategy and our focus on the high-growth segments of deepwater, unconventional resources, and mature fields will result in a strong operating environment in both our North America and international business and will support continued delivery of strong financial results,” Lesar concluded.

Net income in the third quarter of 2011 was $683 million, or $0.74 per diluted share, compared to $739 million, or $0.80 per diluted share, in the second quarter of 2011. In addition, discontinued operations for the third quarter of 2011 included a $163 million, or $0.18 per diluted share, charge related to a ruling in an arbitration proceeding between Barracuda & Caratinga Leasing Company B.V. and Halliburton’s former subsidiary, KBR, whom Halliburton agreed to indemnify.

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Halliburton/Page 3

2011 Third Quarter Results

Completion and Production
Completion and Production (C&P) revenue in the third quarter of 2011 was $4.0 billion, an increase of $407 million, or 11%, from the second quarter of 2011. All product service lines experienced revenue increases, with production enhancement and cementing achieving a record quarter in both revenue and operating income.

C&P operating income in the third quarter of 2011 was $1.1 billion, an increase of $150 million, or 16%, over the second quarter of 2011. Excluding the third quarter impairment charge on an asset held for sale in the Europe/Africa/CIS region and the second quarter impact of employee separation costs in the Eastern Hemisphere, C&P operating income improved $169 million, or 18%, from the second quarter of 2011. North America C&P operating income increased $133 million compared to the second quarter of 2011, primarily due to higher demand for production enhancement services in the United States land market. Latin America C&P operating income increased $14 million as a result of higher activity levels in cementing and completion tool sales in Brazil. Excluding the impairment charge, Europe/Africa/CIS C&P operating income improved, primarily due to increased demand for production enhancement services in Angola and Algeria and higher activity for our Boots & Coots product service line in Norway and Algeria. Middle East/Asia C&P operating income increased as higher activity in Indonesia and Malaysia offset declines in Kuwait, Oman, and Qatar, and lower completion tools sales in China.

Drilling and Evaluation
Drilling and Evaluation (D&E) revenue in the third quarter of 2011 was $2.5 billion, an increase of $206 million, or 9%, from the second quarter of 2011, primarily due to improved results in Latin America and continued strength in North America.

D&E operating income in the third quarter of 2011 was $369 million, an increase of $45 million, or 14%, from the second quarter of 2011. Excluding the second quarter impact of employee separation costs in the Eastern Hemisphere, D&E operating income increased $40 million, or 12%, from the second quarter of 2011. North America D&E operating income improved $5 million compared to the second quarter of 2011 as a result of the seasonal recovery from the Canadian spring breakup and stronger directional drilling activity in the Gulf of Mexico. Latin America D&E operating income improved $42 million due to improved drilling activity in Mexico, increased testing and subsea activity in Brazil, and higher software sales in Colombia. Europe/Africa/CIS D&E operating income decreased due to lower directional drilling activity in the North Sea and Egypt and reduced wireline activity across Africa, which were offset by higher drilling activity in Eurasia and Angola. Middle East/Asia D&E operating income remained flat, as project delays in Iraq offset improvements from direct sales in China, increased activity in Malaysia, and activity on the Ghawar project in Saudi Arabia.

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Halliburton/Page 4

Corporate and Other
During the third quarter of 2011, Halliburton invested an additional $18 million in strategic projects aimed at strengthening Halliburton’s North America service delivery model and repositioning technology, supply chain, and manufacturing infrastructure to support projected international growth. Halliburton expects to continue funding this effort for the remainder of 2011 and into 2012. Third quarter results in 2011 were also adversely impacted by additional legal and environmental expenses.

Significant Recent Events and Achievements

•
On October 3, Halliburton acquired Multi-Chem Group LLC (Multi-Chem), the fourth-largest provider of production chemicals in North America. The acquisition further strengthens Halliburton’s total offering while improving its competitiveness in a rapidly expanding global business. Multi-Chem delivers specialty chemicals, services and solutions that help oil and natural gas companies develop their resources in more than 30,000 wells around the world.

•
Halliburton introduced the new RapidFrac™ completion system. The RapidFrac system allows operators to set new standards for fracture completion efficiency and post-fracture production. This innovative horizontal sliding sleeve completion system is a differentiating technology that allows for enhanced reservoir contact. In a changing landscape where operators are drilling longer laterals that require increasingly complex completions, the RapidFrac system delivers several unique differences from the “plug and perforate” system and other similar techniques. It allows operators to optimize completion design, lower operational risk, and materially reduce the time to first hydrocarbons.

•
Halliburton announced the successful execution of the first horizontal, multi-stage hydraulic fracture shale gas completion in Argentina’s Neuquén Basin for Apache Corporation. Halliburton provided all major well construction and completion services for the project, resulting in the successful delivery of South America’s first horizontal and deepest shale gas well. Halliburton was chosen by Apache because of Halliburton’s expertise and understanding of the specific complexities of the Los Molles shale formation.

•
For the second consecutive year, Halliburton has been named to the Dow Jones Sustainability Indexes (DJSI) North America and World Leader listings in the Global Oil Services sector. The annual review of the DJSI is based on a “thorough analysis of corporate economic, environmental and social performance, assessing metrics such as corporate governance, risk management, branding, climate change mitigation, supply chain standards and labor practices,” according to the group’s website. Halliburton ranked above the industry average in 14 of 17 subcategories. Additionally, Halliburton was also named “Best in Class” in three subcategories, including Standards for Suppliers, Customer Relationship Management, and Human Capital Development.

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Halliburton/Page 5

•
Halliburton broke ground at the construction site for the new Technology Center at the Federal University of Rio de Janeiro (UFRJ) Technology Park, located at Ilha do Fundão, Rio de Janeiro, Brazil. The groundbreaking represents a milestone in the Cooperation Agreement signed in 2010 between Halliburton and the UFRJ for the purpose of providing research and technology development projects in Brazil. The Center is expected to provide solutions and services that Halliburton can implement to accelerate deepwater field development and to continue enhancing production from mature fields.

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Halliburton/Page 6

Founded in 1919, Halliburton is one of the world’s largest providers of products and services to the energy industry. With over 60,000 employees in approximately 80 countries, the company serves the upstream oil and gas industry throughout the lifecycle of the reservoir – from locating hydrocarbons and managing geological data, to drilling and formation evaluation, well construction and completion, and optimizing production through the life of the field. Visit the company’s Web site at www.halliburton.com.

NOTE: The statements in this press release that are not historical statements, including statements regarding future financial performance, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the company’s control, which could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: results of litigation and investigations; actions by third parties, including governmental agencies; changes in the demand for or price of oil and/or natural gas can be significantly impacted by weakness in the worldwide economy; consequences of audits and investigations by domestic and foreign government agencies and legislative bodies and related publicity and potential adverse proceedings by such agencies; indemnification and insurance matters; protection of intellectual property rights; compliance with environmental laws; changes in government regulations and regulatory requirements, particularly those related to offshore oil and gas exploration, radioactive sources, explosives, chemicals, hydraulic fracturing services and climate-related initiatives; compliance with laws related to income taxes and assumptions regarding the generation of future taxable income; risks of international operations, including risks relating to unsettled political conditions, war, the effects of terrorism, and foreign exchange rates and controls, and doing business with national oil companies; weather-related issues, including the effects of hurricanes and tropical storms; changes in capital spending by customers; delays or failures by customers to make payments owed to us; execution of long-term, fixed-price contracts; impairment of oil and gas properties; structural changes in the oil and natural gas industry; maintaining a highly skilled workforce; availability of raw materials; and integration of acquired businesses and operations of joint ventures. Halliburton’s Form 10-K for the year ended December 31, 2010, Form 10-Q for the quarter ended June 30, 2011, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings discuss some of the important risk factors identified that may affect Halliburton’s business, results of operations, and financial condition. Halliburton undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

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HALLIBURTON COMPANY
Condensed Consolidated Statements of Operations
(Millions of dollars and shares except per share data)
(Unaudited)

	Three Months Ended
	September 30			June 30
	2011		2010	2011
Revenue:
Completion and Production	$4,025		$2,655	$3,618
Drilling and Evaluation	2,523		2,010	2,317
Total revenue	$6,548		$4,665	$5,935
Operating income:
Completion and Production	$1,068		$609	$918
Drilling and Evaluation	369		271	324
Corporate and other	(105)		(62)	(81)
Total operating income	1,332		818	1,161
Interest expense, net of interest income of $1, $3, and $2	(62)		(76)	(63)
Other, net	(9)		(7)	(5)
Income from continuing operations before income taxes	1,261		735	1,093
Provision for income taxes	(411)		(249)	(352)
Income from continuing operations	850		486	741
Income (loss) from discontinued operations, net	(165	)(a)	59 (b)	–
Net income	$685		$545	$741
Noncontrolling interest in net income of subsidiaries	(2)		(1)	(2)
Net income attributable to company	$683		$544	$739
Amounts attributable to company shareholders:
Income from continuing operations	$848		$485	$739
Income (loss) from discontinued operations, net	(165	)(a)	59 (b)	–
Net income attributable to company	$683		$544	$739
Basic income per share attributable to company
shareholders:
Income from continuing operations	$0.92		$0.53	$0.81
Income (loss) from discontinued operations, net	(0.18	)(a)	0.07 (b)	–
Net income per share	$0.74		$0.60	$0.81
Diluted income per share attributable to company
shareholders:
Income from continuing operations	$0.92		$0.53	$0.80
Income (loss) from discontinued operations, net	(0.18	)(a)	0.07 (b)	–
Net income per share	$0.74		$0.60	$0.80
Basic weighted average common shares outstanding	920		910	916
Diluted weighted average common shares outstanding	925		912	921

(a)
Income (loss) from discontinued operations, net, in the three months ended September 30, 2011 includes, among other items, a $163 million loss due to a ruling in an arbitration proceeding between Barracuda & Caratinga Leasing Company B.V. and KBR, whom Halliburton agreed to indemnify.

(b)
Income (loss) from discontinued operations, net, in the three months ended September 30, 2010 includes, among other items, $62 million of income due to the finalization of a United States tax matter with the Internal Revenue Service.

See Footnote Table 1 for a list of significant items included in operating income.

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HALLIBURTON COMPANY
Condensed Consolidated Statements of Operations
(Millions of dollars and shares except per share data)
(Unaudited)

	Nine Months Ended September 30
	2011		2010
Revenue:
Completion and Production	$10,815		$7,012
Drilling and Evaluation	6,950		5,801
Total revenue	$17,765		$12,813
Operating income:
Completion and Production	$2,646		$1,344
Drilling and Evaluation	923		859
Corporate and other	(262)		(174)
Total operating income	3,307		2,029
Interest expense, net of interest income of $4 and $9	(194)		(228)
Other, net	(18)		(56	)(b)
Income from continuing operations before income taxes	3,095		1,745
Provision for income taxes	(992)		(570	)(c)
Income from continuing operations	2,103		1,175
Income (loss) from discontinued operations, net	(166	)(a)	60	(d)
Net income	$1,937		$1,235
Noncontrolling interest in net income of subsidiaries	(4)		(5)
Net income attributable to company	$1,933		$1,230
Amounts attributable to company shareholders:
Income from continuing operations	$2,099		$1,170
Income (loss) from discontinued operations, net	(166	)(a)	60	(d)
Net income attributable to company	$1,933		$1,230
Basic income per share attributable to company
shareholders:
Income from continuing operations	$2.29		$1.29
Income (loss) from discontinued operations, net	(0.18	)(a)	0.07	(d)
Net income per share	$2.11		$1.36
Diluted income per share attributable to company
shareholders:
Income from continuing operations	$2.28		$1.29
Income (loss) from discontinued operations, net	(0.18	)(a)	0.06	(d)
Net income per share	$2.10		$1.35
Basic weighted average common shares outstanding	917		907
Diluted weighted average common shares outstanding	922		910

(a)
Income (loss) from discontinued operations, net, in the nine months ended September 30, 2011 includes, among other items, a $163 million loss due to a ruling in an arbitration proceeding between Barracuda & Caratinga Leasing Company B.V. and KBR, whom Halliburton agreed to indemnify.

(b)	Includes, among other items, a $31 million non-tax deductible, foreign currency loss associated with the devaluation of the Venezuelan Bolívar Fuerte.
(c)
Includes $10 million of additional tax expense for local Venezuelan income tax purposes as a result of a taxable gain created by the devaluation of the Bolívar Fuerte on Halliburton’s net United States dollar-denominated monetary assets and liabilities in Venezuela.

(d)
Income (loss) from discontinued operations, net, in the nine months ended September 30, 2010 includes, among other items, $62 million of income due to the finalization of a United States tax matter with the Internal Revenue Service.

See Footnote Table 2 for a list of significant items included in operating income.

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HALLIBURTON COMPANY
Condensed Consolidated Balance Sheets
(Millions of dollars)

	(Unaudited)
	September 30	December 31
	2011	2010
Assets
Current assets:
Cash and equivalents	$1,775	$1,398
Receivables, net	4,769	3,924
Inventories, net	2,412	1,940
Investments in marketable securities	400	653
Other current assets	950	971
Total current assets	10,306	8,886

Property, plant, and equipment, net	7,993	6,842
Goodwill	1,373	1,315
Other assets	1,532	1,254
Total assets	$21,204	$18,297

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,733	$1,139
Accrued employee compensation and benefits	733	716
Other current liabilities	1,190	902
Total current liabilities	3,656	2,757

Long-term debt	3,824	3,824
Other liabilities	1,348	1,329
Total liabilities	8,828	7,910

Company’s shareholders’ equity	12,358	10,373
Noncontrolling interest in consolidated subsidiaries	18	14
Total shareholders’ equity	12,376	10,387
Total liabilities and shareholders’ equity	$21,204	$18,297

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HALLIBURTON COMPANY
Condensed Consolidated Statements of Cash Flows
(Millions of dollars)
(Unaudited)

	Nine Months Ended
	September 30
	2011	2010
Cash flows from operating activities:
Net income	$1,937	$1,235
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation, depletion, and amortization	991	817
(Income) loss from discontinued operations, net	166	(60)
Payments related to KBR TSKJ matters	(6)	(142)
Other, primarily working capital	(722)	(488)
Total cash flows from operating activities	2,366	1,362

Cash flows from investing activities:
Capital expenditures	(2,164)	(1,412)
Sales of marketable securities	751	(383)
Purchases of marketable securities	(501)	418
Other	36	122
Total cash flows from investing activities	(1,878)	(1,255)

Cash flows from financing activities:
Payments of dividends to shareholders	(247)	(245)
Other	159	(51)
Total cash flows from financing activities	(88)	(296)

Effect of exchange rate changes on cash	(23)	(18)
Increase (decrease) in cash and equivalents	377	(207)
Cash and equivalents at beginning of period	1,398	2,082
Cash and equivalents at end of period	$1,775	$1,875

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HALLIBURTON COMPANY
Revenue and Operating Income Comparison
By Segment and Geographic Region
(Millions of dollars)
(Unaudited)

	Three Months Ended
	September 30		June 30
Revenue by geographic region:	2011	2010	2011
Completion and Production:
North America	$2,950	$1,706	$2,588
Latin America	297	208	268
Europe/Africa/CIS	433	437	415
Middle East/Asia	345	304	347
Total	4,025	2,655	3,618
Drilling and Evaluation:
North America	926	675	857
Latin America	509	360	419
Europe/Africa/CIS	558	510	554
Middle East/Asia	530	465	487
Total	2,523	2,010	2,317
Total revenue by region:
North America	3,876	2,381	3,445
Latin America	806	568	687
Europe/Africa/CIS	991	947	969
Middle East/Asia	875	769	834

Operating income by geographic region
(excluding Corporate and other):
Completion and Production:
North America	$960	$458	$827
Latin America	43	28	29
Europe/Africa/CIS	15	73	15
Middle East/Asia	50	50	47
Total	1,068	609	918
Drilling and Evaluation:
North America	175	115	170
Latin America	94	49	52
Europe/Africa/CIS	51	66	53
Middle East/Asia	49	41	49
Total	369	271	324
Total operating income by region:
North America	1,135	573	997
Latin America	137	77	81
Europe/Africa/CIS	66	139	68
Middle East/Asia	99	91	96

See Footnote Table 1 for a list of significant items included in operating income.

See Footnote Table 3 for adjusted operating income excluding asset impairment charges and separation costs.

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HALLIBURTON COMPANY
Revenue and Operating Income Comparison
By Segment and Geographic Region
(Millions of dollars)
(Unaudited)

	Nine Months Ended September 30
Revenue by geographic region:	2011	2010
Completion and Production:
North America	$7,759	$4,265
Latin America	805	622
Europe/Africa/CIS	1,249	1,281
Middle East/Asia	1,002	844
Total	10,815	7,012
Drilling and Evaluation:
North America	2,544	1,931
Latin America	1,300	1,008
Europe/Africa/CIS	1,622	1,567
Middle East/Asia	1,484	1,295
Total	6,950	5,801
Total by revenue by region:
North America	10,303	6,196
Latin America	2,105	1,630
Europe/Africa/CIS	2,871	2,848
Middle East/Asia	2,486	2,139

Operating income by geographic region
(excluding Corporate and other):
Completion and Production:
North America	$2,401	$905
Latin America	108	91
Europe/Africa/CIS	4	207
Middle East/Asia	133	141
Total	2,646	1,344
Drilling and Evaluation:
North America	463	339
Latin America	186	121
Europe/Africa/CIS	126	210
Middle East/Asia	148	189
Total	923	859
Total operating income by region:
North America	2,864	1,244
Latin America	294	212
Europe/Africa/CIS	130	417
Middle East/Asia	281	330

See Footnote Table 2 for a list of significant items included in operating income.

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FOOTNOTE TABLE 1

HALLIBURTON COMPANY
Items Included in Operating Income
(Millions of dollars except per share data)
(Unaudited)

	Three Months Ended		Three Months Ended		Three Months Ended
	September 30, 2011		September 30, 2010		June 30, 2011
	Operating	After Tax	Operating	After Tax	Operating	After Tax
	Income	per Share	Income	per Share	Income	per Share
Completion and Production:
Europe/Africa/CIS
Asset impairment charge	$(25)	$(0.02)	$–	$–	$–	$–
Employee separation costs	–	–	–	–	(5)	(0.01)
Middle East/Asia
Employee separation costs	–	–	–	–	(1)	–
Drilling and Evaluation:
Europe/Africa/CIS
Employee separation costs	–	–	–	–	(4)	–
Middle East/Asia
Employee separation costs	–	–	–	–	(1)	–
Asset impairment charge	–	–	(50)	(0.04)	–	–

FOOTNOTE TABLE 2

HALLIBURTON COMPANY
Items Included in Operating Income
(Millions of dollars except per share data)
(Unaudited)

	Nine Months Ended		Nine Months Ended
	September 30, 2011		September 30, 2010
	Operating	After Tax	Operating	After Tax
	Income	per Share	Income	per Share
Completion and Production:
Europe/Africa/CIS
Asset impairment charge	$(25)	$(0.02)	$–	$–
Employee separation costs	(5)	(0.01)	–	–
Libya Reserve	(36)	(0.03)	–	–
Middle East/Asia
Employee separation costs	(1)	–	–	–
Drilling and Evaluation:
Europe/Africa/CIS
Employee separation costs	(4)	–	–	–
Libya Reserve	(23)	(0.02)	–	–
Middle East/Asia
Employee separation costs	(1)	–	–	–
Asset impairment charge	–	–	(50)	(0.04)

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FOOTNOTE TABLE 3

HALLIBURTON COMPANY
Adjusted Operating Income Excluding Asset Impairment Charges and Separation Costs
By Segment and Geographic Region
(Millions of dollars)
(Unaudited)

	Three Months Ended
	September 30		June 30
Adjusted operating income by geographic region: (a) (b)	2011	2010	2011
Completion and Production:
North America	$960	$458	$827
Latin America	43	28	29
Europe/Africa/CIS	40	73	20
Middle East/Asia	50	50	48
Total	1,093	609	924
Drilling and Evaluation:
North America	175	115	170
Latin America	94	49	52
Europe/Africa/CIS	51	66	57
Middle East/Asia	49	91	50
Total	369	321	329
Adjusted operating income by region:
North America	1,135	573	997
Latin America	137	77	81
Europe/Africa/CIS	91	139	77
Middle East/Asia	99	141	98

(a)
Management believes that operating income adjusted for asset impairment charges and employee separation costs is useful to investors to assess and understand operating performance, especially when comparing current results with previous periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the company’s normal operating results. Management analyzes operating income without the impact of the asset impairment charges and employee separation costs as an indicator of ongoing operating performance, to identify underlying trends in the business, and to establish segment and region operational goals. The adjustments remove the effect of these expenses.

(b)	Adjusted operating income for each segment and region is calculated as: “Operating income” less “Items Included in Operating Income.”

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FOOTNOTE TABLE 4

HALLIBURTON COMPANY
Reconciliation of As Reported Results to Adjusted Results
(Millions of dollars)
(Unaudited)

	Three Months Ended	Three Months Ended
	September 30, 2011	June 30, 2011

As reported income from continuing operations attributable to company	$848	$739
Asset impairment charge, net of tax (a)	19	–
Employee separation costs, net of tax (a)	–	8
Adjusted income from continuing operations attributable to company (a)	$867	$747

As reported diluted weighted average common shares outstanding	925	921

As reported income from continuing operations per diluted share (b)	$0.92	$0.80
Adjusted income from continuing operations per diluted share (b)	$0.94	$0.81

(a)
Management believes that income from continuing operations attributable to company adjusted for an asset impairment charge and employee separation costs is useful to investors to assess and understand operating performance, especially when comparing current results with previous periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the company’s normal operating results. Management analyzes income from continuing operations attributable to company without the impact of the asset impairment charge and employee separation costs as an indicator of performance, to identify underlying trends in the business, and to establish operational goals. The adjustments remove the effect of these expenses. Adjusted income from continuing operations attributable to company is calculated as: “As reported income from continuing operations attributable to company” plus “Asset impairment charge, net of tax” for the period ended September 30, 2011 and “As reported income from continuing operations attributable to company” plus “Employee separation costs, net of tax” for the period ended June 30, 2011.

(b)
As reported income from continuing operations per diluted share is calculated as: “As reported income from continuing operations attributable to company” divided by “As reported diluted weighted average common shares outstanding.” Adjusted income from continuing operations per diluted share is calculated as: “Adjusted income from continuing operations attributable to company” divided by “As reported diluted weighted average common shares outstanding.”

-more-

Conference Call Details
Halliburton (NYSE:HAL) will host a conference call on Monday, October 17, 2011, to discuss the third quarter 2011 financial results. The call will begin at 8:00 AM Central Time (9:00 AM Eastern Time).

Halliburton’s third quarter press release will be posted on the Halliburton Web site at www.halliburton.com. Please visit the Web site to listen to the call live via webcast. In addition, you may participate in the call by telephone at (703) 639-1106. A passcode is not required. Attendees should log-in to the webcast or dial-in approximately 15 minutes prior to the call’s start time.

A replay of the conference call will be available on Halliburton’s Web site for seven days following the call. Also, a replay may be accessed by telephone at (888) 266-2081, passcode 1542785.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HALLIBURTON COMPANY

Date: October 18, 2011	By:	/s/ Bruce A. Metzinger
Bruce A. Metzinger
Assistant Secretary